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2000 One Logan Square                                MORGAN LEWIS & BOCKIUS LLP
Philadelphia, PA 19103-6993                          Counselors at Law
215-963-5000
Fax: 215-963-5299

                                                     November 25, 1997

Morgan Stanley Strategic Adviser Fund, Inc.
1221 Avenue of the Americas
New York, NY 10020

Ladies and Gentlemen:

     We have acted as counsel to you in connection with the organization of Morgan Stanley Strategic Adviser Fund, Inc. (the "Fund") and with the proposed offering of three billion (3,000,000,000) shares of common stock of the Fund, par value $.001 per share (the "Shares").

     Having prepared the Articles of Incorporation and By-laws of the Fund, and having assisted in the preparation of the Fund's Registration Statement on Form N-1A (File No. 333-32231) under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, including all pre-effective amendments thereto (the "Registration Statement"), relating to the offering of the Shares, and having assisted in the preparation of other related documents, we are of the opinion that:

      1. The Fund is a Maryland corporation validly organized and in good standing under the laws of that state, authorized to issue up to three billion (3,000,000,000) shares of its common stock, par value $.001 per share of which (i) five hundred million (500,000,000) shares are designated Strategic Adviser Conservative Portfolio Class A Shares; (ii) five hundred million (500,000,000) shares are designated Strategic Adviser Conservative Portfolio Class B Shares; (iii) five hundred million (500,000,000) shares are designated Strategic Adviser Moderate Portfolio Class A Shares; (iv) five hundred million (500,000,000) shares are designated Strategic Adviser Moderate Portfolio Class B Shares; (v) five hundred million (500,000,000) shares are designated Strategic Adviser Aggressive Portfolio Class A Shares; and (vi) five hundred million (500,000,000) shares are designated Strategic Adviser Aggressive Portfolio Class B Shares.


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Morgan Stanley Strategic Adviser Fund, Inc.
November 25, 1997
Page 2

      2. Upon the effectiveness of the Registration Statement, you will, in jurisdictions where the Shares are qualified for sale, be authorized to make a public offering of Shares pursuant to the terms of the offering as described in the Prospectus filed as part of the Registration Statement, and the Shares, when issued upon receipt of payment therefore as described in the Prospectus, will be validly issued, fully paid and non-assessable by the Fund.

      We have not reviewed the securities laws of any state or territory in connection with the proposed offering of Shares and we express no opinion as to the legality of any offer of sale of Shares under any such state or territorial securities laws.

      This opinion is intended only for your use in connection with the offering of Shares and may not be relied upon by any other person.

      We hereby consent to the inclusion of this opinion as an exhibit to the Fund's Registration Statement on Form N-1A to be filed with the Securities and Exchange Commission.

                                       Very truly yours,

                                       /s/  Morgan, Lewis & Bockius LLP